FOR IMMEDIATE RELEASE	May 11, 2005

For further information contact:	Richard W. Preckel
Director of Investor Relations
636-733-1600

MAVERICK TUBE CORPORATION Announces Expected Sale of Assets of Hollow Structural Sections Business

St. Louis, May 11, 2005 ---- Maverick Tube Corporation (NYSE:MVK) announced today that it has executed a letter of intent regarding the sale of specific assets associated with its hollow structural sections (HSS) product line to Atlas Tube Inc. Atlas is the leading HSS producer in North America with plans to continue growth in its business and geographic reach. The letter of intent anticipates the purchase by Atlas of Maverick’s HSS inventory and customer lists in the U.S. and Canada for a cash payment payable at closing. Based on book value of inventories and receivables as of March 31, 2005, and the premium on the sale of the business, Maverick will generate between $50-55 million of additional liquidity at the time of close. The parties also anticipate entering into a conversion agreement whereby Maverick will continue to produce HSS products for Atlas at Maverick’s Hickman, Arkansas HSS mill for a period of time after closing. In addition, the Company and Atlas would be bound by mutual non-competition agreements for a period of time.

C. Robert Bunch, the Company’s Chairman and Acting Chief Executive Officer, commented, “Our exit from the HSS product line in North America pursuant to this transaction should, if consummated, result in about $50 million of liquidity that can be redeployed in our core businesses, particularly our energy segment.” Mr. Bunch continued, “Just as Maverick is a market share leader in most of our core energy and electrical conduit products, we believe Atlas is an increasingly significant participant in the HSS market. The proposed combination satisfies the strategic objectives of both companies.”

Revenues for the HSS product line in the quarter ended March 31, 2005 were about $28 million. The sale, which is subject to execution of mutually agreeable definitive documentation, is expected to close prior to July 1, 2005.

Maverick Tube Corporation is a leading North American producer of welded tubular steel products used in energy applications (oil country tubular goods, line pipe, coiled tubing and couplings) and industrial applications (steel electrical conduit, hollow structural sections, standard pipe, pipe piling and mechanical tubing products).

This news release contains forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those described under “Risk Factors” and elsewhere in Maverick’s Form 10-K for its year ended December 31, 2004.